                                                                    EXHIBIT 99.9

                             TEXT OF PRESS RELEASE


                             FOR IMMEDIATE RELEASE
                             ---------------------

                           DESC LAUNCHES TENDER OFFER
                      FOR AUTHENTIC SPECIALTY FOODS, INC.


MEXICO CITY, May 14, 1998 -- DESC, S.A. de C.V. (NYSE:DES; BMV:DESC) today announced that it had commenced a cash tender offer for Authentic Specialty Foods, Inc. (NASDAQ:ASFD) pursuant to a merger agreement previously entered into.

The tender offer is being made at a price of $17.00 net per share by Authentic Acquisition Corporation, a wholly owned indirect subsidiary of DESC. The offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time on Thursday, June 11, 1998, unless the offer is extended by DESC.

Shareholders wishing to accept the offer should tender their shares through Citibank, N.A. DESC has retained J.P. Morgan & Co. Incorporated as its financial advisor. Donaldson, Lufkin & Jenrette Securities Corporation is financial advisor to ASFD.

The offer is subject to the termination of the waiting period under U.S. antitrust laws and certain conditions, including the tender of at least two-thirds of the outstanding ASFD shares.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is made only through the Offer to Purchase and related Letter of Transmittal. For information regarding the pricing, tender and delivery procedure and conditions of the tender offer, reference is made to the Offer to Purchase and related Letter of Transmittal and other related documents. Documents can be obtained by contacting Morrow & Co., Inc., the information agent for the tender offer, at (800) 566-9061.
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For further information please call:


DESC

Arturo D'Acosta Ruiz                   John T. McInerney, Howard S. Anger,
Eduardo Gonzalez                       Noah Fields
DESC, S.A. de C.V.                     Dewe Rogerson Inc.
Tel 011-525-261-8000                   Tel 212-688-6840
Fax 011-525-261-8096                   Fax 212-838-3393
Web Site: www.desc.com.mx              E-mail: jmcinern@dewerogerson.com
E-mail:  desc@mail.internet.com.mx

Thomas Ball
John Ferguson
Morrow & Co., Inc.
Tel 800-566-9061


ASFD

Robert K. Swanson                      Morgen-Walke Associates, Inc.
Chairman and Chief Executive Officer   Carolyn Bass, Jim Byers, Doug Sherk
Authentic Specialty Foods, Inc.        Tel 415-296-7383
Tel 415-544-9966                       Sandra Badurina, Deborah Szajngarten
                                       Tel 212-850-5600


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